UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 1, 2004

GRAMERCY CAPITAL CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND

(STATE OF INCORPORATION)

333-114673	06-1722127
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

420 Lexington Avenue	10170
New York, New York	(ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 297-1000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On August 31, 2004, Gramercy Capital Corp., or Gramercy, closed on three credit facilities with Wachovia Capital Markets, LLC or one or more of its affiliates. The first credit facility is a $250 million repurchase agreement. This facility, which may be increased to $350 million, has a term of three years with one 12-month extension option. The facility provides for a pricing rate of a spread over LIBOR and an advance rate that varies based upon the collateral provided under a borrowing base calculation. This facility provides for a mark-to-market provision by the counterparty.

The second credit facility is a $50 million repurchase facility with a term of two years and also has one 12-month extension option. This facility bears interest at a spread over LIBOR of 225 basis points. The advance rate on this facility varies with the collateral being acquired. This facility does not provide for a customary mark-to-market provision by the counterparty. Amounts drawn under this facility must be repaid within 210 days.

The third credit facility is a $25 million revolving credit facility with a term of two years. Amounts drawn under this facility for liquidity purposes bear interest at a rate equal to a spread over LIBOR of 525 basis points. Amounts drawn under this facility for acquisition purposes bear interest at a spread over LIBOR of 225 basis points. Amounts drawn under this facility for liquidity purposes must be repaid within 90-days. Amounts drawn under this facility generally will be secured by assets established under a borrowing base calculation.

Each of these facilities requires that Gramercy satisfy certain financial covenants. The terms of each of these facilities include certain restrictions and covenants which limit, among other things, the payment of dividends, and which require compliance with financial ratios relating to the minimum amount of liquidity, minimum amount of tangible net worth, the minimum amount of debt service coverage and fixed charge coverage, and the maximum amount of indebtedness.

Item 8.01.              Other Events

On August 27, 2004, Gramercy acquired investments totaling $113.9 million. The investments include subordinate participation interests in first mortgage loans secured by office properties in multiple geographic markets.  The investments have initial maturities of 3 years.   The weighted average spread over LIBOR for these investments is 7.27%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gramercy Capital Corp.

	By:	/s/ Robert R. Foley
Robert R. Foley
Chief Financial Officer

Date: September 1, 2004